Exhibit 10.5

[Form of]
Thomas M. Begel
Transportation Technologies Industries, Inc.
Stock Option Agreement

     THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into this    day of August, 2004 by and between Transportation Technologies Industries, Inc., a Delaware corporation (the “Company”), and Thomas M. Begel (the “Option Holder”).

     WHEREAS, the Option Holder has been designated by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to participate in the 2004 Long Term Incentive and Share Award Plan (the “Plan”) (capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan);

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Option Holder agree as follows:

     (a) Grant. Pursuant to the provisions of the Plan, all of the terms of which are incorporated herein by reference unless otherwise provided herein, the Company hereby grants to the Option Holder an option (the “Option”) to purchase [ ] shares of the Company’s common stock (the “Common Stock”). The Option is granted as of August [17], 2004 (the “Date of Grant”), and such grant is subject to all of the terms and conditions herein and to all of the terms and the conditions of the Plan; provided that, in the event of a conflict between the Plan and this Agreement, the terms of this Agreement shall govern. The Option is intended to be non-qualified, and is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

     (b) Exercise Price. The exercise price of the shares subject to the Option shall be equal to the per share price at the time of the consummation of the Company’s initial public offering, subject to adjustment as provided in the Plan.

     (c) Term of Option. The Option may, subject to the vesting provision of paragraph (d) below, be exercised only during the period commencing on the Date of Grant and continuing until the close of business on the tenth anniversary of the Date of Grant (the “Option Period”). At the end of the Option Period, the Option shall terminate.

     (d) Vesting. The Option Holder’s right to purchase shares of Common Stock under the Option shall be fully vested and immediately exercisable on the date the Option Holder is no longer Chairman of the Board of Directors of the Company.

     (e) Exercise of Option. In order to exercise the Option, the Option Holder shall submit to the Secretary of the Company an instrument in writing specifying the number of shares of Common Stock in respect of which the Option is being exercised, accompanied by payment, in a manner acceptable to the Committee, of the exercise price of the shares in respect of which the Option is being exercised. Shares shall then be issued by the Company and a share certificate delivered to the

Option Holder; provided, however, that the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law.

     (f) Change of Control. In the event of a Change of Control (as defined in the Plan) that occurs while the Option Holder if Chairman of the Company’s Board of Directors, the Option shall become fully vested and exercisable.

     (g) Non-Transferable. The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

     (h) References. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder’s legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement or the Plan.

     (i) Taxes. The Option Holder shall be responsible for all taxes required to be paid under applicable tax laws with respect to the Option.

     (j) Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Option Holder represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

     (k) Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, and is signed by both the Option Holder and a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     (l) Notices. Any notice to be given hereunder shall be in writing and shall be deemed given hereunder when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

     To Option Holder at:

Thomas M. Begel
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

     To the Company at:

Transportation Technologies Industries, Inc.
980 North Michigan Ave.
Suite 1000
Chicago, IL 60611
Attention: Secretary

     Any notice delivered personally or by courier under this paragraph (k) shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

     (m) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

     (n) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

     (o) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth above.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

By:
Name: Title:

OPTION HOLDER:

Name: Thomas M. Begel